EXHIBIT (12)

HELLER FINANCIAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(unaudited)
(dollars in millions)



                                                                For the Nine
                                                                Months Ended
                                                            September 30, 2000
                                                            ------------------
Net income before income taxes and minority interest..........      $  328

Add-Fixed charges
 Interest and debt expense....................................         728
 One-third of rentals.........................................           8
                                                                    ------

  Total fixed charges.........................................         736
                                                                    ------

Net income, as adjusted.......................................      $1,064
                                                                    ------

Ratio of earnings to fixed charges............................        1.45x
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Preferred stock dividends on a pre-tax basis..................      $   32
  Total combined fixed charges and preferred stock dividends..         768
                                                                    ------
Ratio of earnings to combined fixed charges and
  preferred stock dividends...................................        1.39x
                                                                    ======

  For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one-third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.